Exhibit 99.1

Inhibrx Reports Third Quarter 2026 Financial Results

San Diego, CA, November 13, 2026 – Inhibrx Biosciences, Inc. (Nasdaq: INBX) (Inhibrx or the Company) today reported financial results for the third quarter of 2026. The biopharmaceutical company has two programs in ongoing clinical trials.
Upcoming Clinical Milestones
•Ozekibart (INBRX-109) in Ewing sarcoma. The Company plans to present updated results from the Phase 1/2 study evaluating ozekibart (INBRX-109) in combination with irinotecan and temozolomide in refractory Ewing sarcoma at the annual Connective Tissue Oncology Society (CTOS) meeting in Seoul, South Korea from November 19th-20th, 2026.
•Ozekibart (INBRX-109) in Chondrosarcoma. Commercial readiness activities advancing in line with the regulatory review timeline for ozekibart (INBRX-109) in chondrosarcoma.
•Ordastobart (INBRX-106) in HNSCC. The Company is currently enrolling the Phase 2 portion of the randomized HexAgon study in head and neck squamous cell carcinoma (HNSCC) in combination with pembrolizumab, which is expected to add approximately 50 additional HPV-positive Oropharyngeal Squamous Cell Carcinoma patients to support a potential accelerated regulatory pathway. The expansion of the HexAgon program is strategically focused on the HPV-positive setting. Inhibrx believes this positioning allows ordastobart (INBRX-106) to maximize its costimulatory activity where immune responsiveness and clinical benefit have proven highest. Following the Phase 2 expansion, the initial read out of which is expected around mid-2027, the Company plans to align with the FDA on this framework and anticipates initiating the Phase 3 portion of the HexAgon trial, which is intended to serve as the confirmatory study.
•Ordastobart (INBRX-106) in NSCLC. The Company expects initial results from its Phase 1/2 study of ordastobart (INBRX-106) in the perioperative setting of non-small cell lung cancer (NSCLC) in mid-2027. This readout is expected to provide important clinical insights to inform future development, demonstrating the potential for ordastobart (INBRX-106) to extend well beyond head and neck cancer into broader solid tumor indications.
Financial Results
•Cash and Cash Equivalents. As of September 30, 2026, the Company had cash and cash equivalents of $199.5 million.
•Revenue. Inhibrx recognized $2.0 million of revenue during the third quarter of 2026 under a license agreement with Pfizer, Inc., in which the Company granted a non-exclusive license for certain of the Company’s patent rights in exchange for a $2.0 million upfront payment which was received in September 2026. The Company did not recognize any revenue during the third quarter of 2025.
•R&D Expense. Research and development expenses were $26.0 million for the third quarter of 2026, as compared to $28.5 million for the third quarter of 2025. This decrease was primarily related to a decrease in clinical trial costs due to the timing of the completion of enrollment in our trial for ozekibart (INBRX-109) for the treatment of unresectable or metastatic conventional chondrosarcoma and a decrease in personnel-related expenses due to reduced headcount, offset in part by an increase in contract manufacturing expenses as the Company performs certain manufacturing activities to supports its filing of the Biologics License Application (BLA) for the potential approval of ozekibart (INBRX-109) in conventional chondrosarcoma.
•G&A Expense. General and administrative expenses were $7.8 million during the third quarter of 2026, compared to $5.3 million during the third quarter of 2025. This increase is primarily related to additional pre-commercialization expenses related to market access, launch and the development of communication materials as the Company prepares for its potential commercialization of ozekibart (INBRX-109) in conventional chondrosarcoma.
•Other Expense. Total other expense was $7.0 million during the third quarter of 2026, compared to $1.4 million during the third quarter of 2025. The increase is primarily due to higher interest expense on the Company’s $275.0 million outstanding loan balance during the third quarter of 2026 as compared to $100.0 million outstanding during the third quarter of 2025.
•Net Loss. Net loss was $38.7 million during the third quarter of 2026, or $2.46 per share, basic and diluted, as compared to a net loss of $35.3 million during the third quarter of 2025, or $2.28 per share, basic and diluted.
About Inhibrx Biosciences, Inc.
Inhibrx is a clinical-stage biopharmaceutical company with a pipeline of novel biologic therapeutic candidates. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx’s current clinical pipeline of therapeutic candidates includes ozekibart (INBRX-109) and ordastobart (INBRX-106), both of which utilize multivalent formats where the precise valency can be optimized in a target-centric way to mediate what Inhibrx believes to be the most appropriate agonist function. For more information, please visit www.inhibrx.com.
Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding Inhibrx’s judgments and beliefs regarding the strength of Inhibrx’s pipeline; the safety and efficacy of its therapeutic candidates, ozekibart (INBRX-109) and ordastobart (INBRX-106), based on topline and interim results; the potential for ordastobart (INBRX-106) to be used for the treatment of metastatic or unresectable recurrent HNSCC or perioperative NSCLC, the potential to extend into broader solid tumor indications, or the potential for an accelerated pathway in HNSCC; the clinical development of our product candidates, including anticipated enrollment and expansion of clinical trials, expected data readouts, regulatory submissions, approvals and interactions, and the timing thereof; any presumption that topline, interim or preliminary data will be representative of final data or data in later clinical trials; potential commercialization of our product candidates, if approved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: topline data may not accurately reflect the complete results of a particular study or trial and remain subject to audit, and final data may differ materially from topline data; the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of topline, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; Inhibrx’s ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of Inhibrx’s business model and strategic plans for its business and therapeutic candidates; the scope of protection Inhibrx is able to establish and maintain for intellectual property rights covering its therapeutic candidates; the ability to raise funds needed to satisfy Inhibrx’s capital requirements, which may depend on financial, economic and market conditions and other factors, over which it may have no or limited control; Inhibrx’s financial performance; developments relating to its competitors and its industry; regulatory review and approval of Inhibrx’s therapeutic candidates; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
ir@inhibrx.com
858-795-4260

Inhibrx Biosciences, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2026	2025	2026	2025
Revenue:
License fee revenue	$2,000	$—	$2,000	$1,300
Total revenue	2,000	—	2,000	1,300
Operating expenses:
Research and development	25,966	28,535	75,082	87,679
General and administrative	7,769	5,277	21,729	17,723
Total operating expenses	33,735	33,812	96,811	105,402
Loss from operations	(31,735)	(33,812)	(94,811)	(104,102)
Total other expense	(6,998)	(1,444)	(14,010)	(3,117)
Provision for income taxes	—	—	3	2
Net loss	$(38,733)	$(35,256)	$(108,824)	$(107,221)
Loss per share	$(2.46)	$(2.28)	$(6.95)	$(6.93)
Shares used in computing loss per share	15,720	15,478	15,658	15,471

Inhibrx Biosciences, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,
	2026	2025
Cash and cash equivalents	$199,469	$124,220
Other current assets	7,402	8,612
Non-current assets	13,420	13,646
Total assets	$220,291	$146,478
Current liabilities	$27,302	$33,799
Long-term debt, net	276,701	100,559
Other non-current liabilities	2,164	4,127
Total liabilities	306,167	138,485
Stockholders’ equity (deficit)	(85,876)	7,993
Total liabilities and stockholders’ equity (deficit)	$220,291	$146,478